Exhibit 99.1
Contact:
Rod Hise
The Luminis Group, Ltd.
for Third Wave Technologies Inc.
(608) 807-4607
For Immediate Release
Third Wave Secures $25-Million Credit Facility
Additional capital will support execution of long-range HPV, hospital lab market plans
MADISON, Wis., Dec. 10, 2007 — Third Wave Technologies Inc. (NASDAQ: TWTI) today announced that it has secured a five-year, $25-million line of credit with Deerfield Management, a leading health care investment fund. The credit facility is available to provide Third Wave with additional capital as it executes its plan for leadership in the HPV and hospital laboratory markets.
     “This facility gives Third Wave additional flexibility to execute on our growth strategy and accelerate our plan to become the market leader in HPV testing,” said Kevin T. Conroy, president and chief executive of Third Wave. “We are very pleased with the confidence expressed in Third Wave by Deerfield, one of our largest shareholders, through its provision of this credit facility to the company.”
     Should Third Wave elect to borrow funds, amounts outstanding under the line of credit will bear interest at 7.75 percent per annum. A 2 percent per annum non-usage fee will be assessed on the undrawn amount. In consideration for providing the credit facility, Third Wave has issued to Deerfield a five-year warrant to purchase 1.815 million shares of Third Wave stock at $8.36 a share.
About Third Wave Technologies
     Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at www.twt.com.
All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company’s ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.